Notice of Conditional FULL Redemption

CorTS Trust for Fleet Capital Trust II, 8.00% Corporate-Backed Trust Securities

(CUSIP: 22080V207)

NOTICE IS HEREBY GIVEN, pursuant to the terms of the Base Trust Agreement dated as of December 15, 2000, as supplemented by the CorTS Supplement 2001-3 dated as of January 23, 2001, between Structured Products Corp. and U.S. Bank Trust National Association, as Trustee, that the Call Warrant Holder has exercised its right to purchase the Term Assets on March 3, 2006 ( the “Redemption Date”) at the Warrant Exercise Purchase Price. The exercise of the Call Warrants is conditional upon receipt by the Trustee of the Warrant Exercise Purchase Price with respect to such exercise on the Redemption Date. As a result, if the Trustee receives the Warrant Exercise Purchase Price Certificates issued by the CorTS Trust for Fleet Capital Securities will be redeemed in full on the Redemption Date at a price of $25.252525 plus $0.433333 accrued interest per Certificate (the “Redemption Amount”). No interest will accrue on the Certificates after the Redemption Date.

Upon receipt by the Trustee of the Warrant Exercise Purchase Price, payment of the Redemption Amount on the Certificates called for redemption will become due and payable on the Redemption Date upon presentation and surrender thereof in the following manner:

If by Mail: (REGISTERED BONDS) U.S. Bank Corporate Trust Services P. O. Box 64111 St. Paul, MN 55164-0111	If by Mail: (BEARER BONDS) U.S. Bank Corporate Trust Services P. O. Box 64452 St. Paul, MN 55164-0452	If by Hand or Overnight Mail: U.S. Bank Corporate Trust Services 60 Livingston Avenue 1st FL-Bond Drop Window St. Paul, MN 55107

1-800-934-6802

Certificateholders presenting their Certificates in person for same day payment must surrender their Certificates by 1:00 P.M. (New York City time) on the Redemption Date and a check will be available for pick up after 2:00 P.M. Checks not picked up by 4:30 P.M. will be mailed out to the Certificateholder via first class mail. If payment of the Redemption Amount is to be made to the registered owner of the Certificates, you are not required to endorse the Certificate to collect such Payment.

IMPORTANT NOTICE

1-800-934-6802

Under the Jobs and Growth Tax Relief Reconciliation Act of 2003, federal backup withholding tax will be withheld at the applicable backup withholding rate in effect at the time the payment is made if the tax identification number is not properly certified. Please furnish a properly completed Form W-9 or exemption certificate or equivalent when presenting your Certificate.

*U.S. Bank shall not be held responsible for the selection or the use of the CUSIP number, nor is any representation made as to its correctness indicated in the Redemption Notice. It is included solely for the convenience of the Certificateholders.

By U.S. Bank Trust National Association

as Trustee

Date:	February 10, 2006